Exhibit 4.4

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 1 TO THE WARRANT AGREEMENT (this “Amendment”) is made as of March 17, 2020, by and among Tiberius Acquisition Corp., a Delaware corporation (“Tiberius”), International General Insurance Holdings Ltd, a Bermuda exempted company (“Pubco”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, on March 20, 2018, Tiberius consummated an initial public offering (the “Offering”) of units of its equity securities, each such unit comprised of one share of Tiberius’s common stock, par value $0.0001 per share (“Common Stock”), and one warrant to purchase a share of Common Stock for $11.50 per share (a “Public Warrant”), and in connection with the closing of the initial public offering and the exercise of the over-allotment option related thereto, Tiberius issued and delivered 17,250,000 Public Warrants to public investors in the Offering;

WHEREAS, in connection with the Offering, Tiberius also sold 4,500,000 warrants to purchase Common Stock at an exercise price of $11.50 to Lagniappe Ventures LLC (the “Private Warrants” and, together with the Public Warrants, the “Warrants”);

WHEREAS, Tiberius and the Warrant Agent are parties to that certain Warrant Agreement, dated as of March 15, 2018, and filed by Tiberius with the United States Securities and Exchange Commission on March 21, 2018 as an exhibit to a current report on Form 8-K (the “Warrant Agreement”), which governs the Warrants;

WHEREAS, on October 10, 2019, Tiberius entered into a Business Combination Agreement (as amended, the “Business Combination Agreement”) with International General Insurance Holdings Ltd., a company organized under the laws of the Dubai International Financial Centre (“IGI”), Wasef Jabsheh, in the capacity as the representative (the “Seller Representative”) for the holders of IGI’s outstanding ordinary shares that execute and deliver Exchange Agreements (as defined below) in connection with the IGI Business Combination (as defined below) (the “Sellers”), and Lagniappe Ventures LLC (the “Purchaser Representative”), in its capacity as the representative of the stockholders of Tiberius, to which Business Combination Agreement Pubco and Tiberius Merger Sub, Inc., a Delaware corporation and a direct subsidiary of Pubco (“Merger Sub”), subsequently became parties thereto pursuant to joinder agreements;

WHEREAS, in connection with the Business Combination Agreement, on and after October 10, 2019, all shareholders of IGI entered into Share Exchange Agreements with IGI, Tiberius and the Seller Representative, pursuant to which Pubco subsequently became a party upon execution of a joinder thereto (each, an “Exchange Agreement”);

WHEREAS, pursuant to the IGI Business Combination Agreement and the Exchange Agreements, subject to the terms and conditions set forth therein, at the closing of the IGI Business Combination (as defined below) (a) Tiberius will merge with and into Merger Sub, with Tiberius continuing as the surviving entity (the “Merger”), and (b) Pubco will acquire all of the issued and outstanding ordinary shares of IGI (the “Purchased Shares”) from the Sellers in exchange for a mix of cash and ordinary shares of Pubco, with IGI becoming a subsidiary of Pubco (the “Share Exchange” and, together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “IGI Business Combination”);

WHEREAS, pursuant to the terms of the Business Combination Agreement, Tiberius and Pubco intend for Pubco to assume the obligations of Tiberius under the Warrant Agreement and, upon consummation of the IGI Business Combination, for the Warrants to entitle the holders thereof to purchase one common share, par value of $0.01, of Pubco at a price of $11.50 per share in accordance with the terms of the Warrant Agreement, as amended by this Amendment;

WHEREAS, pursuant to Section 4.4 of the Warrant Agreement, in the case of a merger of Tiberius with or into another entity, the holders of Warrants have the right to purchase and receive, upon the basis and subject to the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of Tiberius, the kind and amount of shares receivable upon such merger that the holders of the Warrants would have received if such holder had exercised his Warrants prior to such event (the “Alternative Issuance”), and Tiberius may not enter into any such merger unless the successor executes an amendment to the Warrant Agreement providing for delivery of such Alternative Issuance; and

WHEREAS, pursuant to Section 9.8 of the Warrant Agreement, Tiberius and the Warrant Agent may amend the terms of the Warrant Agreement, without the consent of any holder, in order to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

Terms used herein but not defined shall have the meanings set forth in the Warrant Agreement.

1. Amendment of Warrant Agreement.

(a) Effective upon the consummation of the IGI Business Combination, Tiberius hereby assigns and delegates to Pubco, and Pubco hereby expressly assumes, all the rights and obligations of Tiberius under the Warrant Agreement on the terms and subject to the conditions set forth in the Warrant Agreement, as amended by this Amendment, and Pubco hereby agrees to be bound by all other applicable provisions of the Warrant Agreement, as amended by this Amendment, as the “Company” as and after the consummation of the IGI Business Combination.

(b) The definition of Common Stock is hereby amended as follows:

“Common Stock” means the common shares, par value $0.01, of Pubco.

(c) The defined terms in this Amendment, including in the preamble and recitals hereto, are hereby added to the Warrant Agreement as if they were set forth therein.

(d) The address for notice for Pubco for purposes of Section 9.2 of the Warrant Agreement shall be as follows:

International General Insurance Holdings Ltd.

Office 606, Level 6, Tower 1

Al Fattan Currency House

Dubai International Financial Centre

PO Box 506646

Dubai, United Arab Emirates

Attention: Wasef Jabsheh, Chief Executive Officer

2. Miscellaneous Provisions.

2.1 Successors. All the covenants and provisions of this Amendment by or for the benefit of Tiberius, Pubco or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

2.2 Effectiveness. Notwithstanding anything to the contrary herein, this Amendment shall only become effective upon the consummation of the IGI Business Combination. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the consummation of the IGI Business Combination, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

2.3 Applicable Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of Tiberius and Pubco hereby agrees that any action, proceeding or claim against it or them arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of Tiberius and Pubco hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.4 Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

2.5 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.7 Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Warrant Agreement, as amended by this Amendment (or as the Warrant Agreement may be further amended or modified in accordance with the terms thereof). Except as expressly set forth in this Amendment, the terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Warrant Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

TIBERIUS ACQUISITION CORPORATION

By:	/s/ Andrew Poole
	Name:	Andrew Poole
	Title:	Chief Investment Officer

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.

By:	/s/ Pervez Rizvi
	Name:	Pervez Rizvi
	Title:	Chief Financial Officer and Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Margaret B. Lloyd
	Name:	Margaret B. Lloyd
	Title:	Vice President

[Signature Page to Amendment to the Warrant Agreement]

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